Exhibit 4.19

Agreement No: [*]

Line of Credit

Party A (Lender): Bank of Beijing Hangzhou Branch

Party B (Borrower): Hangzhou Forasen Technology Co., Ltd.

Date: December 14, 2021

According to the guidance of the Civil Code of the People’s Republic of China, the lender and the borrower hereby make this agreement after negotiation on and equal basis and consensus at Bank of Beijing Hangzhou Branch.

Party A (Lender):	Bank of Beijing Hangzhou Branch

Legal Representative:	Yu Wei

Business Address:	No.66 Wuxing Road, Jiang’gan District, Hangzhou, Zhejiang

Tel: [*]	Postcode: 310016

Fax: [*]

Party B (Borrower):	Hangzhou Forasen Technology Co., Ltd.

Business Certificate No:	[*]

Legal Representative:	Feng Zhou

Business Address:	RM 1804-1, DiKai Yinzuo, No.29 East Jiefang Road, Hangzhou, Zhejiang

Tel: [*]	Postcode: 310000

Contact Person: Guolong Wang	Position: General Manager

Tel: [*]	Email: [*]

Article 1 Basic Terms

A. The maximum line of credit is 5 Million RMB.

B. Allocation of Line of Credit:

The term of each loan shall be 12 months from the withdrawal date. The withdrawal period is 12 months from the date of signing the agreement. The Line of credit is non- revolving and the total amount shall not exceed 5 Million RMB in local or foreign currency.

C. Prior Agreement under this line of Credit

None

E. The Maximum Term of Line of Credit

The Term of the line of credit is from the signing of the agreement (December 14, 2021) to February 13, 2025. The term of the each loan under this agreement shall be subjected to the specific business agreement.

G. Purpose of Line of Credit

Regular business operation.

Others:

M. Guarantee

Guarantee: Hangzhou High Technology Financing Guarantee Co., Ltd. Yefang Zhang and Zhengyu Wang

Pledge: []

Mortgage: []

W. Mandatory Notarization

Mandatory notarization is required within   days after signing the agreement.

No Mandatory notarization is required for this contract

X. Specific Clauses

All provisions in the agreement shall be satisfied and the guarantee agreement or the letter of guarantee from Hangzhou High Technology Financing Guarantee Co., Ltd. must be provided in order to facilitate each loan.

Party A (Lender) /s/: Bank of Beijing Hangzhou Branch

Legal Representative: /s/

Party B (Borrower) /s/: Hangzhou Forasen Technology Co., Ltd.

Legal Representative: /s/